Code of Ethics and Personal Trading Policy	Effective Date: June 30, 2025	Page 1 of 17

Zevenbergen Capital Investments LLC (“ZCI” or the “Firm”) has established a Code of Ethics and Personal Trading Policy (Policy) to ensure that the firm’s fiduciary responsibility to clients serves as the guiding principle in all its activities. ZCI’s policy has been developed to comply with the Investment Advisers Act of 1940 (as amended) (Rule 204A-1), the Investment Company Act of 1940 (as amended) (Rule 17j-1), the Insider Trading and Securities Fraud Enforcement Act of 1988, as well as the unique aspects of ZCI’s business, clients and investments. This Policy helps to clearly set out the following:
1)At all times, ZCI places the interest of its clients first,
2)Personal trading procedures for ZCI team members,
3)Deterrents for the misuse of material, nonpublic information in securities transactions and
4)Commitment by the firm’s entire team to comply with all securities laws and ZCI’s overarching fiduciary responsibility to clients.

Every employee must read and follow this Policy or risk serious sanctions, including termination, substantial personal liability, and criminal penalties. Any questions should be directed to ZCI’s Compliance Team.

Definitions

Supervised Person - means directors, officers and partners of ZCI (or other persons occupying a similar status or performing similar functions); employees of ZCI; and any other person who provides advice on behalf of ZCI and is subject to ZCI’s supervision and control.

Access Person – defined as any Supervised Person of ZCI who has access to nonpublic information regarding any client’s purchase or sale of securities or reportable fund, who is involved in making securities recommendations to clients or has access to those recommendations. Generally, Access Persons will include any employee, officer, or director of ZCI (possible exceptions are those working on a part-time, temporary or independent contractor basis, unless the positions held are responsible for portfolio management, research or trading giving them access to securities recommendations) or non-employee director of ZCI’s Board.

Associated Person – an Access Person’s spouse, household member(s), minor child(ren), domestic partner or other individuals where the employee manages the account or has beneficial interest in the account.

Beneficial Interest – the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in a security and/or account. Access Persons are generally presumed to have beneficial interest in accounts of immediate family members sharing the same household, which includes child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and adoptive relationships.

Statement of Principles
Under no circumstance shall an Access Person take advantage of their position of trust and responsibility. At all times the following principles shall govern an Access Person’s investments. Every ZCI Access Person shall:

1)Adhere to the highest ethical standards;
2)Place client interests above personal interests;

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3)Ensure that all personal securities transactions are conducted consistent with this Policy and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility;
4)Avoid certain types of personal securities transactions deemed to create a conflict of interest;
5)Not use knowledge of open, executed or pending client portfolio transactions to profit by the market effect of such transactions;
6)Not take advantage of any investment opportunity belonging to clients;
7)Conduct all personal securities transactions in a manner consistent with this Policy and with the CFA Institute’s Code of Ethics and Standards of Professional Conduct;
8)Embrace the firm’s fiduciary responsibility to clients by holding information regarding clients’ security holdings and financial circumstances as confidential, and;
9)Comply with all Federal securities laws and any laws governing ZCI’s actions on behalf of clients.

Technical compliance with this Policy does not automatically insulate Access Persons from scrutiny should any security transaction indicate an abuse of fiduciary duties or violate applicable law.

CFA Institute Code of Ethics and Standards of Professional Conduct
ZCI has adopted the CFA Institute’s Code of Ethics and Standards of Professional Conduct as a further commitment to the fiduciary responsibility the Firm has to its clients and the ethical approach the Firm brings to its business, industry and profession (See Exhibit COE – CFAI Ethics and Standards of Professional Conduct). Additionally, ZCI claims compliance with the CFA Institute Asset Manager Code which adopts similar commitments to ethical behavior and protection of investor interests.

Conflicts of Interest

Associations with Other Entities
Access Persons shall disclose any potential conflicts of interest, including the existence of any substantial economic relationship (to include beneficial interest) with any other entity, public or private.

Outside Business Activities
Written preauthorization from the Board of Directors of ZCI is required for any Access Person before they can sit on the Board of a public company, any investment committee (even non-profit organizations) and other investment-related activities. If authorized, the Access Person must be isolated from making investment decisions for ZCI with respect to the public entity for which they are serving as a Board member. Additionally, the Access Person is prohibited from sharing any material, nonpublic information relating to the entity with ZCI or its employees. All Access Persons who are board members of public companies must provide quarterly attestations confirming they do not participate in ZCI investment decisions related to the company or share material nonpublic information related to the entity.

All other non-investment-related business activities do not require preapproval but must still be reported to the Compliance Team. This is necessary to confirm unidentified conflicts and adhere to disclosures requirements in the Form U4 and ADV Part 2B. Employees will be reminded of this policy quarterly and must attest to its adherence. Any questions as to what are considered investment-related activities should be brought to the attention of the Compliance Team.

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Gifts and Entertainment
ZCI and its Employee Access Persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to another person or firm. Similarly, ZCI and its Employee Access Persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to ZCI or to the Employee Access Person.

Gifts (defined as items given/received where the recipient does not pay fair market value) of nominal value (i.e. whose reasonable value is no more than $100 per calendar year) may be accepted. In conjunction with their responsibilities at ZCI, on occasion, ZCI Access Persons may be offered, or may receive without notice, gifts from clients, brokers, vendors, or other individuals or entities that are valued in excess of $100. In order to maintain impartial relationships, acceptance of such gifts is not permitted. If an Employee Access Person receives any gift that might be prohibited under this Policy, immediately inform the CCO. The $100 limit is per incident and vendor/gifter.

Generally, ZCI and its Employee Access Persons may not give gifts (as defined above) with an aggregate value in excess of $250 per calendar year to persons associated with securities or financial organizations, including exchanges, other investment advisers, news media, clients, or other individuals/entities with which ZCI does business. Sometimes circumstances may exist where a gift or entertainment request falls outside of these guidelines and additional review or consideration is warranted. These circumstances must be submitted to the CCO or ZCI’s President for review and approval.

Unsolicited promotional material (such as cards, pens, t-shirts, hats, etc.) that is general in nature and incidental in value is not considered a gift under this policy.

In addition to the gift guidelines provided above, the following gifts are never permissible to give or accept:
•Cash, items redeemable for cash, cash equivalents or securities;
•An arrangement of “quid pro quo,” (i.e., “something for something”);
•Any gift which is illegal or results in any violation of law such as ERISA, Taft Hartley, State Statutes, etc., or;
•Gifts to anyone who threatens to submit or has submitted a complaint about ZCI or a ZCI team member.

With regard to entertainment (defined as an activity with a ZCI Employee Access Person present), ZCI and its Employee Access Persons are permitted to both entertain and be entertained provided the entertainment is not excessive in value or frequency, and only to foster and promote business relationships.

Special attention should also be given to gifts or entertainment shared with any labor union officials. ZCI is responsible for additional reporting to the Department of Labor of such items. The quarterly compliance certification provides for separate delineation of any such gifts or entertainment to facilitate the firm’s required annual reporting (LM-10).

For ERISA clients, Employee Access Persons are limited to giving a total of $250 for both gifts and entertainment combined per individual, per calendar year. In the case of gifts or entertainment provided to a group of individuals

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of an ERISA client, the total amount will be divided by the number of individuals who receive the gift or entertainment. The Compliance Team will track gifts and entertainment provided to individuals at ERISA clients throughout the year to ensure compliance with this limitation.

Should a client’s or prospective client’s policies, investment guidelines or governing regulations (i.e. Taft Hartley, etc.) specifically address the giving or accepting of gifts and/or entertainment, then ZCI shall follow whichever standard is more conservative.

To ensure ZCI’s compliance with this gift and entertainment policy, ZCI Employee Access Persons are responsible for providing, as part of their quarterly compliance certification, a list of each gift and or/entertainment given or received during the quarter (the Employee Access Person responsible for such reporting is the one initiating/receiving the gift, or entertaining/being entertained, not the Employee Access Person who may have responsibility for paying for such gifts or entertainment). If such entertainment is shared, then an estimate of the Employee Access Person’s pro-rated share of the entertainment is noted.

A designated Associate is responsible for recording gifts and/or entertainment given to, and received by the Firm (as opposed to an Employee Access Person, individually) and estimating the per person value of the gift/entertainment and reporting on such separately each quarter.
These guidelines are not intended to govern entertainment provided, or gifts given to its Employee Access Persons (or their immediate family members) by ZCI.

Political Contributions (Pay-to-Play)
As an investment adviser to Government Entities (as defined in the Securities and Exchange Commission’s (SEC) “Pay-to-Play” Rule 206(4)-5 under the Investment Advisers Act of 1940 (as amended) defined for this section as “Rule”), ZCI has established the following policies and procedures related to political contributions in compliance with the Rule.

    Definition For purposes of this section:
Political Contribution: means any gift, subscription, loan, advance, or deposit of money or anything of value (funded by an Access Person’s personal wealth) provided to a political candidate, party or Political Action Committee (PAC). This is to include the use of property (such as an Access Person’s home or other real property) for the furtherance of a campaign. This shall not include an Access Person’s volunteer time, provided the Access Person is not compensated for such time by ZCI (e.g. during work hours, vacation, paid leave, holiday or sick time) and such volunteer time/work does not involve the coordination or solicitation of others to make Political Contributions (as more thoroughly defined below).

ZCI is prohibited from making Political Contributions. ZCI’s Access Persons shall not make Political Contributions to any specific candidate in excess of $150 per candidate, per election, and this limit applies to all elections except Federal elections(president, vice president, senate, or house of representatives) — unless the candidate is simultaneously holding a state or local office with influence over public funds (e.g. state or local pension funds), in which case the contribution may still trigger restrictions under the Rule.

Contributions made directly to political parties and Political Action Committees are not subject to $150 contribution limit. While contributions exceeding $150 are not automatically prohibited, they may still trigger the

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two-year ban (as discussed in the Rule) if the recipient is involved in, or affiliated with, the selection of investment advisers for government entities. Therefore, Access Persons must seek Compliance pre-clearance before making any such contributions. ZCI and its Access Persons shall not coordinate or solicit a person or PAC to make Political Contributions. This shall mean (as defined in the Rule) “communicate, directly or indirectly, for the purpose of obtaining or arranging” a Political Contribution.

Look-Back Provision – New Employees
In compliance with the “look-back” provision of the Rule, ZCI will require any prospective employee to disclose all Political Contributions made over the prior two years. This disclosure will be made a condition of any employment offer, and the Compliance Team will review such contributions to ensure compliance with the Rule in conjunction with ZCI’s hiring of the individual.

Recordkeeping
To comply with the Recordkeeping Rule (Rule 204-2) as amended by the Pay-to-Play Rule, ZCI’s Access Persons will report all Political Contributions on a quarterly basis to the Compliance Team. This reporting will be combined with the Gifts and Entertainment reporting described above, with a centralized list of Political Contributions maintained by year. ZCI’s Compliance Team will also maintain a list of all Government Entities (as defined in the Rule) managed during the previous five years. ZCI’s President will review those contributions reported by the CCO on a quarterly basis.

Charitable Contributions
ZCI and its Access Persons are allowed to make charitable contributions (to not-for-profit organizations), unless the contribution is made with the express purpose to garner or retain advisory business.

Employee Personal Securities Trading
ZCI encourages employees to invest for their retirement and/or other brokerage accounts as appropriate for their individual circumstances and within the standards set forth in this Policy.

Employee Personal Trading Compliance Software
ZCI employs an automated, web-based software application (“Software Application”) that facilitates the pre-clearance and matching, approval, tracking, certification and recordkeeping of all Access Persons’ personal trading information. The Software Application is designed to enforce trading blackout periods, and allow for automated trade pre-approval, quarterly trading certification, monitoring of employee trades, detect misuse/abuse of proprietary information and to detect violations of applicable securities law. The following requirements will be enforced via this platform unless specifically described otherwise.

Off-Channel Communications
Employees are prohibited from conducting official ZCI business via non-approved communication mediums or personal devices (off-channel communications) except as noted in the Information Technology and Cybersecurity Policy (ITCP). All ZCI’s Access Persons attest via the Software Application acknowledgement of the policy and its requirements (See ZCI’s Record Retention and ITCP for acceptable off-channel communication practices).

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Artificial Intelligence Technology Use
Employees are required to adhere to the Firm’s artificial intelligence usage policies and annually disclose use of such technologies for work purposes via the Software Application (See Exhibit AI – Artificial Intelligence Technologies Acceptable Use Policy)

ZCI Designated Broker/Dealer
ZCI has established an institutional relationship with a specific broker/dealer (“Designated Broker”) to better utilize the functionality of the Software Application previously described. Access Persons are required to maintain their personal trading accounts with this broker/dealer (exceptions may be made by the CCO). Trading pre-approval procedures described later will differ depending on whether the account is held at the Designated Broker or elsewhere. Any such differences are explicitly described in this Policy.

Disclosure of Securities Holdings and Brokerage Accounts
Access Persons shall disclose all reportable investments in which they or an Associated Person has a beneficial interest (including, but not limited to, private placements, non-public securities, warrants, venture capital, derivatives, paper stock, bonds, etc.) upon employment with ZCI or designation as an Access Person under this policy and annually (within 30 days of each calendar year-end).

Such disclosure is required within 10 days of employment or becoming an Access Person and shall include information on reportable investments that is not more than 45 days old at the time of employment or becoming an Access Person under this Policy and upon submission of annual reporting.

The disclosure must include, at a minimum, the following:
•the name of the broker,
•the date of the report,
•the title and type of security,
•ticker or CUSIP,
•number of shares (quantity) and/or
•principal amount.

Should the report not contain one of the above described required items, the Access Person or Associated Person will be required to provide this information separately.

Access persons establishing new accounts with reportable investments in which they or an Associated Person has beneficial interest will first notify the ZCI Compliance Team to ensure compliance with the Code before trading securities in the account. Additionally, all Access Persons must attest at the end of each quarter when providing the quarterly Report of Personal Investment Transactions if the Access Person or an Associated Person opened a brokerage account or received securities (through gifting or other means) during the quarter for which reporting is being provided.

Losses
ZCI does not bear any responsibility for losses resulting from personal investments made in keeping with, or disciplinary actions resulting from, violations of this Policy.

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High-Risk Trading Activities
Certain trading activities conducted by an Access Person may be high-risk, not only because of the nature of the securities transactions themselves, but also because of the potential that the action necessary to close out the transaction(s) may become prohibited by specific requirements of this Policy.

Commissions and Trading Fees
Where applicable, employee Access Persons’ commissions and/or trading fees on security transactions shall be no lower than the highest commission structure negotiated by ZCI on behalf of clients with the same broker. The CCO must approve any exceptions.

Prohibited Transactions
Access and Associated Persons are prohibited from the following transactions:
•Acquiring any equity or equity-related securities in an Initial Public Offering (IPO). This represents a clear potential for conflict between the interests of Access Persons and clients. Opportunities to invest in IPOs should be reserved solely for clients. IPO shares may be purchased once they are available on the open market (usually the next business day), assuming all other employee-trading guidelines have been met.
oThe exception is when a pre-approved private placement becomes public without the influence of the Access or Associated Person. However, any changes in the status of the private placement, including it going public or a liquidation of the investment, must be communicated to the Compliance Team.
•Buying or selling securities for an Access or Associated Person’s account ahead of client trades in order to receive a better price (front-running).
•Purchasing securities already held by an Access or Associated Person, for a client to protect or improve the securities value in an Access or Associated Person’s account (could be used to avoid a personal account margin call).
•Taking an investment opportunity from a client for the Access or Associated Person’s own account.
•Transactions designed to profit by market effect of the Firm’s advice to its clients.
•Transactions intended to impact the price of any security.
•Transactions intended to create a false appearance of trading.
•Using advance knowledge of securities being considered for client accounts for personal benefit.
•Conducting the purchase and sale, or sale and purchase of covered securities (including mutual funds advised or sub-advised by ZCI) within (60) sixty calendar days of the original transaction (except for “No Knowledge” Accounts as more fully described under the “Exemptions from Pre-Clearance Requirements” section of this Policy).
oDepending on the facts and circumstances (e.g., Software Application malfunction), profits realized on short-term trades may be required to be disgorged. The CCO, or designee, may grant an exception to the 60-day restriction for specific transactions conducted for the following purposes so long as there are no conflicting client portfolio trades:
Realizing gains or losses for tax purposes, or
Raising funds for substantial life events (e.g., home purchase or medical emergencies).
Any such request for exception must be approved prior to executing the transaction and documentation of all granted exceptions will be retained by the CCO.

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•Options-Related Activity – any acquisition or disposition of a security in connection with an option-related securities transaction.
•Commodities, Futures and Options on Futures – any security transaction involving commodities, futures (including currency futures and futures on securities comprising part of a broad-based, publicly traded market-based index of stocks) and options on futures.

Limited Offerings, Private Placements, Venture Capital
ZCI primarily invests in securities of public, U.S. exchange-traded companies for clients. ZCI does not invest in limited offerings, private placements, private vehicles for client portfolios or other securities with limited liquidity. However, ZCI and its Access and Associated Persons may invest in limited offerings (e.g. private placements, venture capital or securities not registered under the Securities Act of 1933), subject to prior written approval from the CCO (Rule 204A-1 under the Investment Advisers Act (as amended) requires prior written approval from the CCO for private offerings). Access or Associated Persons wishing to acquire securities in a limited offering must complete a Private Investment Approval Form and receive CCO pre-approval, which may require review of the proposed investment’s memorandum or other investment description.

If ZCI (or an Access Person) is aware a client owns a private offering that ZCI or an Access or Associated Person is reviewing for purchase, ZCI or the Access or Associated Person may not purchase the security unless the review:
1)Determines the opportunity to invest in the private placement is not being offered because of a client’s ownership of securities of the same issuer, and
2)ZCI discloses to the client(s) that ZCI or an Access or Associated Person has the opportunity to invest in private placement securities of the same issuer and the client(s) provide their written consent prior to any transaction.

The Compliance Team maintains a list of all previously approved private investments and the pre-approval review documentation for all Access Persons and Associated Persons, with the list being updated as required and reviewed at least annually by the Compliance Team. It is Access Persons responsibility to inform ZCI if there are any changes to their private investment holdings. On an annual basis, each Access Person must certify the accuracy and status of each private investment which is maintained in the Software Application.

ZCI and its Access Persons are prohibited from making private investments in the following circumstances: as a reward for business, as an offer to influence future business, or otherwise related to the Access Person’s position with ZCI. ZCI or its Access or Associated Persons shall not make private investments if the opportunity is conditioned upon or related to:
1.ZCI directing brokerage business from clients to the private placement agent or an affiliate or,
2.ZCI making investments in, or recommending, any securities of the issuer.
Access and Associated Persons must immediately inform the Compliance Team of any known change in the status of the private investment held, including but not limited to any liquidity event, merger or acquisition, foreclosure or the private investment’s decision to proceed with an IPO.

Should an Access or Associated Person’s private investment become a publicly traded company (e.g., via IPO), and ZCI is considering purchasing the security for client portfolios, this poses a potential conflict of interest. The Access Person(s), with beneficial interest in the company becoming public, may be perceived to benefit from purchases conducted in client accounts by ZCI, as disclosed in ZCI’s ADV.

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To mitigate this conflict of interest:
•The Access Person must recuse themselves from all aspects of the formal investment decision-making process related to that security. This includes:
oRefraining from making or influencing any recommendations to purchase the security.
oIf the Access Person is a Portfolio Manager, they may participate in the formal investment decision making process, but the recommendation to purchase the security must be formally documented and signed off by another Portfolio Manager who does not own the security.
In these circumstances, the Compliance Team will review in the investment decision-making process to ensure that:
•The Access Person was not involved in the recommendation or approval.
•The decision was made independently and in accordance with ZCI’s fiduciary duty.
•Any potential conflicts were disclosed and mitigated appropriately.
The Compliance Team does not assess the investment merits of the security itself. Documentation of the review, the associated facts and circumstances of the potential conflict and the investment decision, will be retained by the Compliance Team.

Trades in Securities Not Held By Clients
Access and Associated Persons may hold equity, or equity-related securities that are not held by clients. However, by virtue of their job responsibilities (including making purchase and sale decisions and/or recommendations for clients), Portfolio Managers and Research Analysts, along with their Associated Persons, are held to a higher standard regarding trades in equity securities not held by clients. Should a member of these groups wish to purchase a security not owned/held by clients, they must submit a pre-approval to the Compliance Team via the Software Application, if available, and the Portfolio Manager responsible for the security’s sector must provide the Compliance Team rationale why ZCI is not purchasing that particular security for client accounts. If a decision is made to purchase that security on behalf of clients in the future, the Portfolio Manager making the decision and/or recommendation provides written communication to ZCI’s Compliance Team explaining why that security is now appropriate for clients.

Digital Assets (Cryptocurrency)
Generally, Access Persons may make investments in digital assets (cryptocurrencies) without pre-clearance. However, certain types of cryptocurrencies have characteristics which entitle the purchaser/holder to future benefits (right, warrant, Initial Coin Offering, etc.). Access Persons must seek pre-approval from the Compliance Team prior to investing in assets with those characteristics. Should the Compliance Team determine an investment qualifies as a Reportable Security, the Firm will follow all applicable sections of this Policy for the investment/Access Person.

Annual Disclosure of Digital Assets
Each Access Person is required to complete an annual certification/disclosure of investments in cryptocurrencies. Except for any Reportable Security, this disclosure will only require a list of current digital investments (quantity, trade amount, etc. is not required).

Restricted Securities and Trading Blackout Periods
To ensure ZCI’s clients’ interests are always put ahead of Access and Associated Persons, ZCI maintains a Restricted Securities List, which serves to prohibit or “blackout” trading in certain securities during periods

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described below. This list identifies securities that are subject to temporary or ongoing trading restrictions for all Employee Access Persons and their Associated Persons (except “No Knowledge” accounts). Securities are added to this list when they are part of active and/or ongoing investment decisions for clients (as determined by the PMs as described below). While ZCI primarily invests in highly liquid, U.S. exchange-traded equities, where the likelihood of employee or client trades materially impacting security market prices is low, the Firm nonetheless enforces these restrictions to uphold the highest standards of fiduciary duty and to mitigate conflicts of interest in both fact and appearance.

•New Security Position/Purchase:
oWhen the PM Team identifies a new investment opportunity potentially suitable for client accounts, the PM Team notifies the Compliance Team and requests the security be added to the Firm’s Restricted Securities List which will begin the trading blackout period. If upon further review the PM Team decides to purchase the security for client accounts, the security will remain on the Restricted Securities List for a minimum pre-determined blackout period (generally 90 calendar days) passes or an earlier manual update is requested (e.g., full allocation completed, target weight achieved) by the PM Team.
oIf the PM Team elects not to purchase the security on behalf of clients, the PM Team notifies the Compliance Team and the security is removed from the Restricted Securities List or it will automatically be removed after a pre-determined blackout period has passed.

•Security Selling/Exiting:
oWhen the PMs identify a particular security to be liquidated from all eligible client accounts it is added to the Restricted Securities List by the Compliance Team. The security will be on a trading blackout period and will remain on the Restricted Securities List until it is sold from all client accounts for which it is targeted for sale.
PMs are responsible for notifying the Compliance Team of intended position changes as referenced above. The Restricted Securities List is reviewed by the Compliance Team and PMs periodically, to ensure it accurately reflects the above criteria. PMs may request addition or removal of securities from the Restricted Securities List for unique circumstances not covered here.

Changes to the Restricted Securities List and Trading Blackout Periods are updated only by the Compliance Team as necessary and in coordination with the Portfolio Management Team.

Pre-Approval Procedures for Personal Securities Transactions
The following procedures shall govern personal securities transactions, including mutual funds advised or sub-advised by ZCI, of all Employee Access Persons and their Associated Persons.

Non-Employee Access Persons and their Associated Persons may be exempt from these outlined pre-approval procedures for personal securities transactions provided they have no day-to-day access to ZCI client securities holdings or ZCI’s security trading activity in client accounts. Should the Compliance Team determine that at any time in the future, Non-Employee Access Persons are given access or gain knowledge of ZCI’s day-to-day investment activities on behalf of clients, then the Compliance Team can require full compliance with these personal securities transaction procedures by Non-Employee Access Persons and their Associated Persons.

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Pre-Approval Requirements
1.Employee Access Persons or their Associated Persons shall submit trade pre-approval via the Software Application to ZCI’s Compliance Team for all accounts. Notwithstanding the policy requirements around personal investments noted earlier, preclearance is required for:
a)Individual equities (foreign and domestic, public and private, ADRs, GDRs, etc.),
b)Exchange traded vehicles (e.g., ETFs, ETNs).
c)Mutual Funds advised or sub-advised by ZCI.
2.Employee Access Persons or their Associated Persons who are unclear regarding their pre-clearance obligations are responsible for clarifying expectations with the Compliance Team before placing trades.
3.The pre-approval submission includes the following information:
a)the name of the security,
b)the number of shares/units (or amount) in the transaction,
c)the nature of the transaction (buy or sell),
d)the date of the transaction,
e)the account number and the name of the broker/dealer or entity where the account is held.
4.Once approval is secured from the Compliance Team (generally via the Software Application), trades should be entered between 12:00 p.m. Pacific Time and the close of the market at 1:00 p.m. Pacific Time. While pre-approval may obtained throughout the day via the Software Application, trades should continue to be entered during the final hour of the trading session. For days where the NYSE closes early, trades should be entered within the hour before the market closes.
5.At least quarterly, the Compliance Team reviews all trades placed in accounts not held at the Designated Broker against the trade confirmation and monthly statements of the respective account(s). Employee Access Persons with accounts held outside the Designated Broker are responsible for ensuring trade confirmations and monthly statements are delivered to the Compliance Team.
6.As previously described, Portfolio Managers and Research Analysts, along with their Associated Persons, must obtain pre-clearance in the Software Application for trades in securities not currently held in ZCI client accounts. If pre-clearance is not available via the Software Application, approval must be obtained manually by the Compliance Team before executing the trade.
Reporting, Record Keeping and Review Procedures
1.Employee Access Persons must either provide permission to electronically link their accounts to the Software Application or, when not possible, provide ZCI with account statements containing information as required by Section 204-2(a)(12) of the Investment Advisers Act of 1940 (as amended), including the following:
a.Date of the report,
b.Name of Employee Access Person or their Associated Person,
c.Security,
d.Ticker symbol or CUSIP,
e.Number of shares (and/or dollar amount of the trade),
f.Nature of the transaction (purchase or sale),
g.Date trade was executed (or correspondingly settled),
h.Price trade was executed at and the broker/dealer the trade was executed through.
This requirement includes all accounts holding mutual funds advised or sub-advised by ZCI. Should the account statement not report one of the above described required items, the Access Person or Associated Person will be

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required to provide this information. Records of all reportable investments of Access Persons or Associated Persons disclosed upon of employment with ZCI or designation as an Access Person under this policy are retained by ZCI Compliance Team.
2.Records of Access and Associated Persons transactions must be provided no later than 30 days after the end of the calendar quarter in which the transaction was executed (the Compliance Team may grant exceptions to employees with extended time out of the office (e.g., sabbatical, family leave, etc.), in which case the transactions will be obtained promptly upon the employee’s return). ZCI considers it has made the required record under 204-2(a)(12) when:
a.ZCI receives an account statement, trade confirmation or transaction report within 30 days of quarter-end that contains all required information or,
b.Data feeds of transactions within the Software Application have been attested to.
3.ZCI maintains an exception report recording any Access Person’s activity not in compliance with this Policy. The exception report contains the name of the Access Person, the security, the number of shares/units (or amount) of the transaction, the nature of the transaction (purchase or sale), the date the trade was executed, the price at which the trade was executed, the broker/dealer or entity the trade was executed through, the best client execution price, details surrounding the excepted transaction and details of resolution to the exception or if unrelated to trading, other appropriate information.
4.ZCI’s Compliance Team has responsibility for reviewing Employee Access Persons’ and their Associated Persons’ trades and another member of senior management reviews the CCO’s transactions. Quarterly, the President of ZCI further reviews all personal trading policy exceptions and makes a determination as to whether profits should be disgorged and/or disciplinary action taken.
5.ZCI requests a quarterly Report of Personal Investment Transactions from every Access Person, and attestation that all personal trades have been made within the guidelines of this Policy and that the Compliance Team has been notified of any new accounts and/or investments of the Access and Associated Persons.
6.Access and Associated Persons’ personal trading records are treated with strict confidentiality, but such information may be made available to the following upon request: ZCI’s President, Senior Management, Board of Directors, designated legal counsel, consultants and auditors hired by ZCI, compliance teams of mutual funds to which ZCI serves as adviser or sub-adviser and/or the Securities and Exchange Commission or as otherwise required by law.
7.Any material revisions to this Policy are provided to all Access Persons immediately, with receipt of such revisions being acknowledged in writing. Absent any changes, this Policy is provided to all Access Persons annually, such receipt being acknowledged in writing via the Software Application.
8.All records associated with this Policy, whether in hard-copy or electronic format, are kept for a minimum of six years following the end of the calendar year to which the records were related (including policies, statements, acknowledgements, Reports of Personal Investment Transactions and Trade Tickets, etc.) with the two most recent years of hard-copy records retained onsite.

Exemptions from Pre-Approval Requirements
The following securities transactions are exempt from ZCI’s required pre-approval procedures outlined earlier in this Policy. However, they are still reportable to ZCI as detailed in the Reporting, Recordkeeping and Review procedures described above:

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1.Certain Corporate Actions – any acquisition or disposition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, recapitalizations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;
2.Systematic Investment Plans – any acquisition of a security pursuant to a systematic investment plan that has previously been approved pursuant to this Policy (e.g., preapproval to automatically purchase mutual funds advised or sub-advised by ZCI is required). A systematic investment plan is one in which a prescribed investment is made automatically on a regular, predetermined basis without affirmative action by the Access or Associated Person;
3.Rights – any acquisition of securities through the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent the rights were acquired in the issue;
4.“No Knowledge” Accounts – accounts over which the Access Person has no direct or indirect influence or control; where the Access Person has no knowledge of transactions before they are completed and is neither consulted nor advised of trades before they are executed. Examples of such accounts may include:
a.Investment partnerships or investment clubs, where the Access Person does not provide recommendations and is neither consulted nor advised of trades before they are executed, and
b.Accounts held by Associated Persons, where the Access Person does not provide recommendations and is neither consulted nor advised of trades before they are executed, or
c.Accounts of Access or Associated Persons where discretionary authority has been formally given to a third party for management of the account (i.e. investment advisory relationship).
These “No Knowledge” accounts are reviewed for trading irregularities on a regular basis via the Software Application or via submission of statements on at least a quarterly basis. If necessary, the Compliance Team may impose further restrictions and safeguards on a case-by-case basis. In addition to normal reporting requirements under this Policy, Access Persons shall be required to submit an annual written statement for such account(s) certifying that they have no direct or indirect influence or control over the account in question.

Exemptions from Pre-Approval and Reporting Requirements
As these securities present little opportunity for high-risk trading, the following securities are exempt from both ZCI’s pre-approval procedures and reporting, recordkeeping and review requirements described earlier in this Policy:
1.Transactions and holdings in stable, individual fixed income notes such as corporate bonds, asset-backed securities, mortgage-backed securities, agency or municipal bonds,
2.Transactions and holdings in direct obligations of the Government of the United States (e.g. Treasuries);
3.Transactions and holdings in money market instruments: banker’s acceptances, bank certificates of deposits, commercial paper and high–quality, short-term (issuance less than 366 days) debt instruments including repurchase agreements;
4.Transactions and holdings in money market funds;
5.Transactions and holdings in U.S. registered, open-end mutual funds (except those advised or sub-advised by ZCI, as described earlier);
6.Transactions and holdings in a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds, including interests in variable insurance products or variable annuities.

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Sanctions for Personal Trading Violations
If it is determined that a material, intentional violation of this Policy has occurred, the President of ZCI is to be notified immediately and appropriate sanctions will be imposed which may include disgorgement of profits, censure, suspension or termination of employment, depending on the severity and circumstances. If the trade did not cause an adverse effect for a client of ZCI, but was an intentional violation of this Policy, ZCI need not provide a warning and may terminate the Employee without notice. If the trade is of criminal nature, the appropriate regulatory authorities will be notified.

Disgorgement of Profits
In situations where material, non-compliant trades occur and ZCI determines that disgorgement of profits is the appropriate sanction, the following remedies apply:

•Tax-Exempt Loss on Non-Compliant Trade: No further action is necessary.
•Tax-Exempt Profit on Non-Compliant Trade: Access Person pays to ZCI the amount of the profit (from a source other than the tax-exempt account).
•Taxable Loss on Non-Compliant Trade: Access Person pays to ZCI the amount of taxable benefit realized.
•Taxable Profit on Non-Compliant Trade: Access Person pays to ZCI the amount of the profit.

Any payments ZCI receives as disgorgement of profits on noncompliant trades are to be clearly identified and segregated for accounting purposes. The proceeds are then used for charitable donations, with no resulting tax benefit to ZCI for such donations.

Insider Trading
Access or Associated Persons of ZCI may not trade a security while in possession of material, nonpublic information related to that security (“insider trading”), nor may Access or Associated Persons communicate material, nonpublic information to others. This applies to transactions and information within and outside of an Access Person’s duties at ZCI.

Material Information
Trading on inside information alone is not a basis for liability unless the information is material. Information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision. Generally, this is information that, if disclosed, has a substantial effect on the price of a company’s securities. Unfortunately, there is no simple test to determine whether information is material. For this reason, questions about whether information is material should be directed to the Compliance Team. The mere fact that transactions occurred based on the information may contribute to the conclusion that the information was material. If there is any question, Employee Access Persons and their Associated Persons should always err on the side of assuming information is material.

Following is a list of items (while not exhaustive) that might be considered material:
•dividend changes,
•knowledge of unreported financial performance,
•changes in previously disclosed earnings guidance,
•new product announcements,
•changes to corporate strategy,

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•regulatory product approvals, significant merger or acquisition proposals or agreements,
•major litigation, the acquisition or loss of a contract,
•a change in control or significant change in executive management,
•a call of securities for redemption,
•the purchase or sale of a significant asset,
•a change in capital investment plans,
•labor disputes,
•stock buy-backs and/or a tender offer for another company’s securities.

Note that material information may be information about either adverse or positive developments or conditions, and it may even relate to possible future events.

Public Information
Information is “public” when it has been dispersed broadly to investors in the marketplace. Tangible evidence of such disbursement is the best indication that the information is public. For example, information is public after it has become generally available through a public filing with the SEC (or other governmental agency), the Wall Street Journal or other publications or domains of general circulation.

Information is considered “nonpublic” until it has been effectively communicated to the marketplace. An individual must be able to point to some fact to show that the information is generally public. In general, it is assumed that information in reports filed with the SEC or research reports issued by a brokerage firm is public. If, however, it becomes apparent that there is particularly significant information included in the filing or report that has not otherwise been disclosed to the public, then purchases, sales or recommendations should not be made based on that information. Once information has become public, insiders and those with inside information must wait to trade until the market has absorbed the information; the waiting period is at least twenty-four hours, and in some situations longer.

Tender offers (a broad solicitation by a company or a third party to purchase a substantial percentage of a target company’s shares) raise concerns related to insider trading for two reasons. First, tender offer trading often results in extraordinary volatility in the price of the target company’s securities. Trading during this time is more likely to attract regulatory attention. Second, the SEC has adopted a rule that expressly forbids trading and “tipping” while in possession of material, nonpublic information regarding a tender offer. Access and Associated Persons should exercise extra caution any time they become aware of material nonpublic information relating to a tender offer.

Any knowledge, or potential knowledge, of material non-public information is a serious issue and should be immediately reported to the CCO. Once a determination has been made that information is material and nonpublic, no transactions in the security about which this information is known should be made by an Access or Associated Person for their own benefit, or for the benefit of clients. Do not communicate the information to anyone (other than to ZCI’s CCO, President or designated legal counsel), inside or outside of ZCI. Furthermore, access to any sources containing material nonpublic information will be restricted (e.g. lock files, restrict computer access).

Certain ZCI employees, primarily members of the Portfolio Management Team, may engage with investor relations teams of companies under active investment consideration or current holdings in ZCI client portfolios. To support compliance with insider trading regulations, the Portfolio Management Team maintains a log of these interactions,

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including the date, company name, and a brief summary of the discussion. This log will be periodically reviewed and compared by the Compliance Team against relevant personal trading activity to help ensure that no material nonpublic information has been received or acted upon. Additionally, the CCO or a designee may periodically attend investor relations calls and document their observations, including any compliance concerns.

If the information is determined to be material and nonpublic, a decision is then made to either place the security on a restricted list and initiate a trading blackout period (thereby prohibiting its purchase and sale for clients, by ZCI and any Access or Associated Persons) or prevent the flow of such information to any other persons within ZCI to allow Portfolio Managers to remain uncompromised.

Violations of this Policy
Should an Access Person suspect that any violation of this Policy has occurred (whether it is with regard to conduct, personal trading activities, etc.) they are to report such violations to the CCO immediately. Should an Access Person suspect a violation of this Policy by the CCO, such report should be made to ZCI’s President. ZCI takes any violation of this Policy with the utmost seriousness. To ensure an environment of open communication with respect to such issues, no retribution or consequences will occur as a result of merely reporting such violation.

Violations of any relevant local or federal law, or provisions of this Policy, may result in significant penalties, including but not limited to: termination of employment of the Access Person, criminal and/or civil prosecution, fines, sanctions and permanent bar from the securities industry.

For the avoidance of doubt, nothing in this Code prohibits Access Persons from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Access Persons do not need prior authorization from their supervisor, Senior Management, the CCO, or anyone else affiliated with ZCI to make any such reports or disclosures and are not required to notify ZCI that they have made such reports or disclosures.

Investigating Violations of the Code
ZCI’s CCO is responsible for investigating any suspected violation of the Code and shall communicate promptly to an employee any suspected violation of the Code by such employee.
Sanctions
If ZCI’s CCO determines that an employee has committed a violation of the Code, ZCI may impose sanctions and take other actions as it deems appropriate, including but not limited to: a warning, a letter of caution and warning, a forced sale of securities, profit disgorgement, suspension of personal trading rights, suspension of employment (with or without compensation), fine and termination of the employment of the violator for cause.

In addition to sanctions, violations may result in civil referral to the Securities and Exchange Commission or criminal referral, where appropriate.

Where an employee is required to reverse the transaction in question and forfeit any profit or absorb any loss associated or derived as a result, the amount of profit shall be calculated by ZCI’s CCO and shall be remitted by the employee to ZCI’s CCO. ZCI’s CCO will forward this amount to a charitable organization selected by ZCI. Failure

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to promptly abide by a directive from ZCI’s CCO to reverse a trade or forfeit profits may result in the imposition of additional sanctions. ZCI’s CCO cannot review his or her own transaction.

Board of Directors Review
At least annually, the CCO shall provide a report to ZCI’s Board of Directors summarizing this Policy and any procedural changes made in the last year. A report of any material violation that occurred during the past year that resulted in disciplinary actions is also included with the name of the securities involved, the date of the violation, the date the investigation began, the accounts/Access Person(s) involved, actions taken as a result of the investigations, and any recommendations for further action.

Certification of Compliance with this Policy
ZCI shall give a copy of this Policy to all Access Persons upon employment and annually thereafter. A copy of this Policy shall also be provided whenever a material amendment to this Policy is made. Upon initial receipt, annual updates and/or amendments to this Policy, all Access Persons certify at that time that they have read, understood and will comply with this Policy. In addition, each Access Person certifies quarterly that they have complied with all requirements of the Policy and that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Policy. All Access Persons must certify trading for their own personal accounts and the accounts of Associated Persons. If an Access Person and/or their Associated Persons do not have a brokerage account, they must certify that. And, annually, the certification requires Access Persons provide an updated list of all brokerage accounts and/or all reportable securities under this Policy (including mutual funds advised/sub-advised by ZCI) for themselves and their Associated Persons. All such certification is facilitated via the Software Application.